Exhibit 10.352

THE CHARLES SCHWAB CORPORATION

[2004 STOCK INCENTIVE PLAN]

CASH LONG-TERM INCENTIVE AWARD AGREEMENT

(PERFORMANCE-BASED VESTING)

You have been granted a cash long-term incentive award (“Award”). The Award represents the right to receive a cash payment under The Charles Schwab Corporation [2004 Stock Incentive Plan] (the “Plan”), subject to the following conditions:

Name of Recipient:

Target Award:

Grant Date:

Performance Period:

Vesting Schedule:

So long as you remain in service in good standing and subject to the terms of this Agreement and certification of the achievement of the Performance Goal by Schwab’s Compensation Committee, this Award vests as follows:

Performance Goal:

This Award will vest only if Schwab’s Compensation Committee certifies that as of the applicable Vesting Date, Schwab has satisfied the Performance Goal for the applicable Performance Period (or in connection with a Change in Control, as explained below) ending prior to such Vesting Date. The Performance Goal shall be established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed.

The amount payable pursuant to the Target Award granted herein will be determined based on a formula established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed).

If vesting does not occur because the Performance Goal is not met, any unvested portion of the Award will be forfeited automatically and permanently on the date established by the Compensation Committee.

Any vested Award will be paid in a lump sum cash payment as soon as administratively possible after vesting, but in no event beyond March 15th of the year following the year of vesting. In general, vesting requires both service and performance conditions to be met, except to the extent a particular condition is not applicable in the case of death, disability or change in control. This Award is an unfunded and unsecured obligation of Schwab.

You and Schwab agree that this Award is issued under and governed by the terms and conditions of the Plan and this Agreement. Please review these documents carefully, as they explain the terms and conditions of this Award. You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this Award, you agree to all of the terms and conditions of the Award, and you have no right whatsoever to change or negotiate such terms and conditions.

Vesting

Subject to the provisions of this Agreement, this Award becomes vested as described above. If your service terminates for any reason, then your Award will automatically and permanently be forfeited to the extent that not vested before the termination date and not vested as a result of the termination, unless otherwise noted below. You will not receive payment if the Award is forfeited. Schwab determines when your service terminates for this purpose. For all purposes of this Agreement, “service” means continuous employment as a common-law employee of Schwab or a parent company or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Vesting on Death or Disability

This Award will not forfeit because your service terminates before the Vesting Date if your service terminates on account of your death or disability. In this case, however, vesting of the Award will still depend on the Compensation Committee certifying that Schwab has satisfied the Performance Goal.

Definition of Disability

For all purposes of this Agreement, “disability” means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan, or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Vesting on Change in Control

If, prior to the date your service terminates, Schwab is subject to a “change in control” (as defined in the Plan document), this Award, to the extent not already forfeited, will become fully vested as of the date that the change in control occurs.

Payment of Award

The Target Award is denominated in dollars. The final value of the payment, if any, due as a result of this Award will be determined based on the Performance Goal and formula established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed). Except in the case of a change in control, the valuation and payout of the Award will be completed after the last day of the Performance Period and after the Compensation Committee has certified the achievement of the Performance Goal set forth above. The Compensation Committee has the absolute and unrestricted discretion to reduce the amount payable in connection with the attainment of the Performance Goal applicable to the Award. It is expressly permissible in this case to reduce the amount otherwise payable to zero. If vesting has occurred as a result of a change in control, payment will be made at target, and this payment may not be reduced by the Committee after the occurrence of the change in control. The Award will be paid in a lump sum cash payment as soon as administratively possible following vesting, but in no event beyond March 15th of the year following the year of vesting.

Payment in the Event of Death or Disability

In the event of your death prior to the date your service otherwise terminates, or in the event of your termination due to disability, your Award will not forfeit because your service ends before the Vesting Date. If the Compensation Committee certifies that the Performance Goal is satisfied, your beneficiary or you will be entitled to a prorated portion of the amount that would be payable upon the achievement of the Performance Goal above. This prorated portion will be paid in cash as a lump sum based on the number of days in the Performance Period prior to your death or termination due to disability. The lump sum cash payment will be payable to your beneficiaries or you at the same time Awards are paid to all other participants for the Performance Period. You may designate one or more beneficiaries by filing a beneficiary designation form. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then, your payment will be delivered to your estate. The Compensation Committee, in its sole discretion, will determine the amount and the time of the payment, but in no event will payment be made beyond March 15th of the year following the year of vesting.

Tax Withholding	To the extent required by applicable federal, state, local or foreign law, Schwab shall satisfy any withholding tax obligations that arise from this Award from the lump sum cash payment.

Restrictions on Award

You may not sell, transfer, pledge or otherwise dispose of this Award. Schwab will deliver a lump sum cash payment to you only after the Award vests and after all other terms and conditions in this Agreement have been satisfied.

Schwab may, in its sole discretion, allow you to transfer a portion of the Award under a domestic relations order in settlement of marital or domestic property rights. In order to transfer a portion of the Award, you and the transferee(s) must execute the forms prescribed by Schwab, which include the consent of the transferee(s) to be bound by this Agreement.

Cancellation of Award

To the fullest extent permitted by applicable laws, this Award will immediately be cancelled and expire in the event that Schwab terminates your employment on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your employment has been terminated on account of conduct inimical to the best interests of Schwab shall be made by Schwab in its sole discretion.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker or director of Schwab and its subsidiaries for any specific duration or at all.

Limitation on Payments

If a payment would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your Award may be reduced or forfeited and you may be required to disgorge any payment that you have realized from your Award.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of the section on “Limitation on Payments,” the term “Schwab” will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.

In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount; provided, however, that the Compensation Committee may specify in writing that the Award will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount, and your election is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). You will advise Schwab in writing of your election within 10 days of receipt of the notice.

If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determination and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan, and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by Schwab could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab which the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Notwithstanding the foregoing, in no event will a payment be made under this Section beyond March 15th of the year following the year in which the amount ceases to be subject to a substantial risk of forfeiture.

Plan Administration

The Plan Administrator has discretionary authority to make all determinations related to this Award and to construe the terms of the Plan and this Agreement. The Plan Administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of changes in Schwab stock, this Award shall be adjusted as determined by the Compensation Committee in accordance with the Plan.

Severability

In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Schwab regarding this Award. Any prior agreements, commitments or negotiations concerning this grant are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.